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                                 [LETTERHEAD]


NEWS RELEASE
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CONTACT:  Mark Ravich
          (612) 533-1169

FOR IMMEDIATE RELEASE

(Minneapolis, MN) May 7, 1997 - Universal International, Inc. today announced its fourth quarter and year end results for 1996; April, 1997, comparable store sales; restructuring of wholesale operations; and status of negotiations with potential lenders.

Revenues in the fourth quarter increased 19.4% to $31,722,000 versus $26,564,000 in the same period last year. A net loss was reported in the fourth quarter of 1996 in the amount of $599,000 compared to a net income of $1,609,000 in the same period last year. The Company reported a loss of $.12 per share in the fourth quarter of 1996 compared to income of $.31 per share in the same period of 1995.

1996 revenues increased 13.8% to $87,630,000 versus $76,970,000 in 1995 with a net loss of $4,301,000 reported in 1996 compared to a net income of $1,310,000 in 1995. The loss in 1996 was $.88 per share compared to a primary net income of $.26 per share in 1995.

The net loss in 1996 was primarily due to costs incurred to build the infrastructure necessary to implement the significant increase in retail stores, costs incurred to open 21 new Only Deals stores in 1996, lower than planned retail sales and gross margins, and lower wholesale net sales.

The Company also announced that sales for the month of April 1997 for its Only Deals and Odd's-N-End's retail stores were up 18.8% to $4,260,000 versus $3,586,000 in 1996. Sales for the four months ended April 30, 1997 increased 27.6% to $17,839,000 versus $13,976,000 in 1996. Comparable store sales for the retail stores were down 3.6% for the month of April and were down 3.5% for the first four months of 1997. Comparable store sales are based on the operation of stores open more than 13 full months.

The Company has been in the process, since early March, 1997, of substantially reducing wholesale inventories and restructuring and downsizing wholesale operations. The ultimate scope and size of future wholesale operations remains uncertain but the Company intends to focus most of its resources on retail operations and

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to consolidate distribution operations from three leased facilities into its primary warehouse by December 31, 1997. While the Company anticipates that future wholesale operations will be significantly scaled-down from current levels and will take a much smaller proportion of corporate operating expenses to run, the Company expects to incur significant expenses in reducing its wholesale business throughout the remainder of 1997.

The Company also is continuing the process of negotiating a new line of credit with a number of new potential lenders to replace its current credit line. The Company's current lender, BankAmerica Business Credit, Inc. ("Lender"), is allowing the Company to remain in technical default of several provisions of its current loan agreement while the Company seeks new financing. The Company and the Lender have negotiated a reduction in the size of the current line of credit to $11,000,000 from $12,500,000 effective April 30, 1997, and a reduction in the advance rate against wholesale inventories effective in early May, 1997.

Universal International, Inc. buys and sells quality "close-out" merchandise in both its wholesale business and its Only Deals and Odd's-N-End's retail store chains. Through its subsidiary, Universal Asset-Based Services, Inc., it also provides inventory valuation and liquidation services. Universal International, Inc.'s shares are traded on The NASDAQ Stock Market under the symbol UNIV.